UNITE HERE calls for special meeting of Ashford Hospitality Trust shareholders
Lodging REIT urged to restore shareholder rights and preserve strategic alternatives prior to spinoff of advisor

New York City -- UNITE HERE today announced that it has requested a record date to solicit a special meeting of shareholders at Ashford Hospitality Trust (NYSE:AHT) ahead of spinning-off Ashford Inc. The solicitation seeks to restore shareholder rights stripped before the spin-off was announced, provide shareholders an opportunity to vote on the terms of the spin-off, and prevent further retrenchment of AHT’s corporate governance.

Earlier this year AHT’s Board doubled the number of shares [link: http://www.businesswire.com/news/home/20140514006362/en/UNITE-Shareholders-Ashford-companies-call-greater-shareholder] required to call a special meeting of shareholders and stripped shareholders of the right to make binding resolutions, according to UNITE HERE. Two days later, AHT announced its intention to externalize Ashford Inc. without shareholder approval. Following the spin-off, AHT will become an externally-managed REIT, paying significant fees to Ashford Inc. and losing the advisory fees Ashford Hospitality Prime [NYSE: AHP] currently pays to AHT. Shareholders at Ashford Inc., which will make all strategic decisions at the REIT, will lose the right to call a special meeting and be burdened with a staggered board of directors.

Immediately after AHT’s May 2014 annual meeting – where the lead independent director received the support of only 41% of outstanding shares [link http://www.sec.gov/Archives/edgar/data/1232582/000123258214000054/aht2014annualshareholdervo.html]– the company extended the term of its external advisory agreement from five to twenty years, locking AHT into an experimental structure loaded with termination fees.

If a majority of outstanding shares request a special meeting, UNITE HERE intends to introduce resolutions strengthening corporate governance at AHT and preserving strategic alternatives related to the spinoff, including:

* Binding resolutions reversing AHT’s unilateral changes from earlier this year and preventing the Board from staggering the terms of its Directors without prior shareholder approval, based on rights provided by the Charter,
* Putting the terms of the spinoff of Ashford Inc. to a vote by shareholders, and
* Suggesting shareholder-friendly corporate governance measures to be undertaken at Ashford Inc. pre-spinoff.

The request for a record date comes days after two insiders, including AHT’s chairman and CEO, purchased a 40% stake in Ashford Investment Management [link http://www.businesswire.com/news/home/20140916005116/en/Ashford-Executives-buy-company-assets-eve-proposed], a subsidiary of Ashford Inc., in an off-market transaction for $1.1 million. The company has not explained the rationale for executing this self-dealing sale ahead of the spin-off of Ashford Inc., which would have provided market pricing and share buying options to insiders on the same terms as all investors.

The solicitation is available here: http://www.sec.gov/Archives/edgar/data/1034426/000103442614000019/ashfordrevproxy.htm.

Visit www.unlock-ashford.org and follow @HotelCorpGov.

UNITE HERE members are beneficiaries of pension funds with over $60 billion in assets. UNITE HERE Local 878 represents workers at Ashford’s Sheraton Anchorage, which is subject to a longstanding labor dispute.

Contacts:

UNITE HERE
JJ Fueser, 416-893-8570
or
Elliott Mallen, 312-656-5807
275 7th Avenue, New York, New York, 10001